 Exhibit 99.1

Natera Reports Third Quarter 2024 Financial Results

AUSTIN, Texas, November 12, 2024 /PRNewswire/ — Natera, Inc. (NASDAQ:  NTRA), a global leader in cell-free DNA and genetic testing, today reported its financial results for the third quarter ended September 30, 2024.

Recent Strategic and Financial Highlights

•	Generated total revenues of $439.8 million in the third quarter of 2024, compared to $268.3 million in the third quarter of 2023, a record increase of 63.9%. Product revenues grew 64.4% over the same period.

•	Generated a gross margin of 61.8% in the third quarter of 2024, compared to a gross margin of 45.1% in the third quarter of 2023.

•	Processed approximately 775,800 tests in the third quarter of 2024, compared to approximately 626,000 tests in the third quarter of 2023, an increase of 23.9%.

•	Performed approximately 137,100 oncology tests in the third quarter of 2024, compared to approximately 88,800 in the third quarter of 2023, an increase of 54.4%.

•	Achieved positive cash flow of approximately $34.5 million[1] in the third quarter of 2024.

•	Raising annual guidance and now expecting 2024 total revenue of $1.61 to $1.64 billion, gross margin of 58% to 61%, and $50 to $75 million in net cash inflow.

•	Announced completion of study using SignateraTM from the CALGB (Alliance)/SWOG 80702 randomized, phase III clinical trial in colorectal cancer.

•	Published first-of-its-kind colorectal cancer data from the GALAXY study in Nature Medicine and concurrently presented the data at the 2024 Congress of the European Society for Medical Oncology (ESMO).

“Our strong performance in the third quarter reflects our unwavering dedication to the patients we serve and the passion of our employees in each of our business areas,” said Steve Chapman, chief executive officer of Natera. “We grew volumes, revenue, gross margin, and cash flow in what continues to be a transformational year for Natera.”

Third Quarter Ended September 30, 2024 Financial Results

Total revenues were $439.8 million in the third quarter of 2024 compared to $268.3 million in the third quarter of 2023, an increase of 63.9%. The increase in total revenues was driven primarily by a 64.4% increase in product revenues, which were $436.1 million in the third quarter of 2024 compared to $265.2 million in the third quarter of 2023. The increase in product revenues was primarily driven by an increase in volume, average selling price improvements, as well as cash receipts that were collected during the quarter related to tests delivered in prior quarters that were fully collected.

Natera processed approximately 775,800 tests in the third quarter of 2024, including approximately 760,700 tests accessioned in its laboratory, compared to approximately 626,000 tests processed, including approximately 609,800 tests accessioned in its laboratory, in the third quarter of 2023.

In the third quarter of 2024, Natera recognized revenue on approximately 750,100 tests for which results were reported to customers in the period (tests reported), including approximately 735,900 tests reported from its laboratory, compared to approximately 590,000 tests reported, including approximately 575,000 tests reported from its laboratory, in the third quarter of 2023, an increase of 27.1% from the prior period.

Gross profit2 for the three months ended September 30, 2024 and September 30, 2023 was $271.7 million and $121.0 million, respectively, representing a gross margin of 61.8% and 45.1%, respectively. Natera had higher gross margin in the third quarter of 2024 primarily as a result of higher revenues, continued progress in reducing cost of revenues associated with tests processed, as well as incremental cash receipts during the quarter associated with tests delivered in prior periods that were fully collected. Total operating expenses, representing research and development expenses and selling, general and administrative expenses, for the third quarter of 2024 were $311.1 million, compared to $232.0 million in the same period of the prior year, an increase of 34.0%. The increase was primarily driven by headcount growth to support new product offerings as well as increases in consulting and legal expenses.

Loss from operations for the third quarter of 2024 was $39.3 million compared to $111.0 million for the same period of the prior year. Natera reported a net loss for the third quarter of 2024 of $31.6 million, or ($0.26) per diluted share, compared to a net loss of $109.0 million, or ($0.95) per diluted share, for the same period in 2023. Weighted average shares outstanding were approximately 123.3 million in the third quarter of 2024 compared to 115.2 million in the third quarter of the prior year.

At September 30, 2024, Natera held approximately $922.3 million in cash, cash equivalents, short-term investments and restricted cash, compared to $879.0 million as of December 31, 2023. As of September 30, 2024, Natera had a total outstanding debt balance of $367.0 million, comprised of $80.4 million including accrued interest under its line of credit with UBS at a variable interest rate of 30-day SOFR plus 50 bps and a net carrying amount of $286.6 million under its seven-year convertible senior notes issued in April 2020. The gross principal balance outstanding for the convertible senior notes was $287.5 million as of September 30, 2024. All outstanding convertible senior notes were redeemed or converted on October 11, 2024.

Financial Outlook

Natera anticipates 2024 total revenue of $1.61 billion to $1.64 billion; 2024 gross margin to be approximately 58% to 61% of revenues; selling, general and administrative costs to be approximately $775 million to $825 million; research and development costs to be $375 million to $400 million; and net cash inflow to be $50 million to $75 million3.

Test Volume Summary
Unit	Q3 2024	Q3 2023	Definition
Tests processed	775,800	626,000	Tests accessioned in our laboratory plus units processed outside of our laboratory
Tests accessioned	760,700	609,800	Test accessioned in our laboratory
Tests reported	750,100	590,000	Total tests reported
Tests reported in our laboratory	735,900	575,000	Total tests reported in our laboratory less units reported outside of our laboratory

About Natera

Natera™ is a global leader in cell-free DNA and genetic testing, dedicated to oncology, women’s health, and organ health. We aim to make personalized genetic testing and diagnostics part of the standard of care to protect health and enable earlier, more targeted interventions that help lead to longer, healthier lives. Natera’s tests are validated by more than 200 peer-reviewed publications that demonstrate high accuracy. Natera operates ISO 13485-certified and CAP-accredited laboratories certified under the Clinical Laboratory Improvement Amendments (CLIA) in Austin, Texas and San Carlos, California. For more information, visit www.natera.com.

Conference Call Information

Event:	Natera’s Third Quarter 2024 Financial Results Conference Call
Date:	Tuesday, November 12, 2024
Time:	1:30 p.m. PT (4:30 p.m. ET)
Live Dial-In:	1-888-770-7321 (Domestic) 1-929-201-7107 (International)
Conference ID:	7684785
Webcast Link:	https://events.q4inc.com/attendee/883846048

Forward-Looking Statements

This press release contains forward-looking statements under the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts, including the company’s financial guidance for fiscal 2024, its market opportunity, anticipated products and launch schedules, reimbursement coverage and product costs, commercial and strategic partnerships and acquisitions, user experience, clinical trials and studies, and its strategies, goals and general business and market conditions, are forward-looking statements. Any forward-looking statements contained in this press release are based upon Natera’s current plans, estimates, and expectations, as of the date of this release, and are not a representation that such plans, estimates, or expectations will be achieved.

These forward-looking statements are subject to known and unknown risks and uncertainties that may cause actual results to differ materially, including: we face numerous uncertainties and challenges in achieving our financial projections and goals; we may be unable to further increase the use and adoption of our products through our direct sales efforts or through our laboratory partners; we have incurred losses since our inception and we anticipate that we will continue to incur losses for the foreseeable future; our quarterly results may fluctuate from period to period; our estimates of market opportunity and forecasts of market growth may prove to be inaccurate; we may be unable to compete successfully with existing or future products or services offered by our competitors; we may engage in acquisitions, dispositions or other strategic transactions that may not achieve our anticipated benefits and could otherwise disrupt our business, cause dilution to our stockholders or reduce our financial resources; we may not be successful in commercializing our cloud-based distribution model; our products may not perform as expected; the results of our clinical studies, including our SNP-based Microdeletion and Aneuploidy Registry, or SMART, Study, may not be compelling to professional societies or payors as supporting the use of our tests, particularly for microdeletions screening, or may not be able to be replicated in later studies required for regulatory approvals or clearances; if either of our primary CLIA-certified laboratories becomes inoperable, we will be unable to perform our tests and our business will be harmed; we rely on a limited number of suppliers or, in some cases, single suppliers, for some of our laboratory instruments and materials and may not be able to find replacements or immediately transition to alternative suppliers; if we are unable to successfully scale our operations, our business could suffer; the marketing, sale, and use of Panorama and our other products could result in substantial damages arising from product liability or professional liability claims that exceed our resources; we may be unable to expand, obtain or maintain third-party payer coverage and reimbursement for our tests, and we may be required to refund reimbursements already received; third-party payers may withdraw coverage or provide lower levels of reimbursement due to changing policies, billing complexities or other factors; we could incur substantial costs and delays associated with trying to obtain premarket clearance or approval, and incur costs associated with complying with post-market controls, if and when the FDA begins actively regulating our tests pursuant to recently enacted FDA regulations; litigation or other proceedings, resulting from either third party claims of intellectual property infringement or third party infringement of our technology, is costly, time-consuming and could limit our ability to commercialize our products or services; any inability to effectively protect our proprietary technology could harm our competitive position or our brand; and we cannot guarantee that we will be able to service and comply with our outstanding debt obligations.

Additional risks and uncertainties that could affect our financial results are included under the captions, "Risk Factors" and "Management’s Discussion and Analysis of Financial Condition and Results of Operations" in our most recent filings on Forms 10-K and 10-Q and in other filings that we make with the SEC from time to time. These documents are available on our website at www.natera.com under the Investor Relations section and on the SEC’s website at www.sec.gov.

In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame, or at all. Natera assumes no obligation to, and does not currently intend to, update any such forward-looking statements after the date of this release.

References

1.	Positive cash flow for the quarter ended September 30, 2024, is derived from the GAAP Statement of Cash Flows as follows: net cash provided by operating activities of $51.8 million, net cash provided by financing activities of $1.7 million, offset by net cash used in investing activities for purchases of property and equipment, and investment in related party of $19.0 million.

2.	Gross profit is calculated as GAAP total revenues less GAAP cost of revenues. Gross margin is calculated as gross profit divided by GAAP total revenues.

3.	Cash (outflow) inflow is calculated as the sum of GAAP net cash provided by (used in) operating activities, GAAP net cash provided by (used in) financing activities, and GAAP net cash provided by (used in) investing activities for purchases of property and equipment, investment in related party, and acquisition of assets.

Contacts

Investor Relations
Mike Brophy, CFO, Natera, Inc., 510-826-2350

Media
Lesley Bogdanow, VP of Corporate Communications, Natera, Inc., pr@natera.com

Natera, Inc.

Consolidated Balance Sheets

(Unaudited)

(in thousands, except shares)

	September 30,	December 31,
	2024	2023(1)
Assets
Current assets:
Cash, cash equivalents and restricted cash	$892,844	$642,095
Short-term investments	29,490	236,882
Accounts receivable, net of allowance of $6,252 and $6,481 at September 30, 2024 and December 31, 2023, respectively	306,876	278,289
Inventory	48,724	40,759
Prepaid expenses and other current assets, net	44,631	60,524
Total current assets	1,322,565	1,258,549
Property and equipment, net	142,170	111,210
Operating lease right-of-use assets	87,856	56,537
Other assets	38,356	15,403
Total assets	$1,590,947	$1,441,699
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$27,834	$14,998
Accrued compensation	49,051	45,857
Other accrued liabilities	126,176	149,405
Deferred revenue, current portion	17,886	16,612
Short-term debt financing	80,469	80,402
Total current liabilities	301,416	307,274
Long-term debt financing	286,549	282,945
Deferred revenue, long-term portion and other liabilities	25,504	19,128
Operating lease liabilities, long-term portion	98,953	67,025
Total liabilities	712,422	676,372

Commitments and contingencies

Stockholders’ equity:
Common stock (2)	12	11
Additional paid-in capital	3,393,369	3,145,837
Accumulated deficit	(2,514,091)	(2,377,436)
Accumulated other comprehensive loss	(765)	(3,085)
Total stockholders’ equity	878,525	765,327
Total liabilities and stockholders’ equity	$1,590,947	$1,441,699

(1)	The consolidated balance sheet at December 31, 2023 has been derived from the audited consolidated financial statements at that date included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023.

(2)	As of September 30, 2024 and December 31, 2023, there were approximately 124,137,000 and 119,581,000 shares of common stock issued and outstanding, respectively.

Natera, Inc.

Consolidated Statements of Operations and Comprehensive Loss

(Unaudited)

(in thousands, except per share data)

	Three months ended		Nine months ended
	September 30,		September 30,
	2024	2023	2024	2023
Revenues
Product revenues	$436,127	$265,218	$1,212,163	$761,271
Licensing and other revenues	3,631	3,088	8,687	10,195
Total revenues	439,758	268,306	1,220,850	771,466
Cost and expenses
Cost of product revenues	167,657	146,962	496,340	437,524
Cost of licensing and other revenues	354	349	990	1,060
Research and development	96,931	77,235	274,677	237,714
Selling, general and administrative	214,154	154,742	606,397	456,877
Total cost and expenses	479,096	379,288	1,378,404	1,133,175
Loss from operations	(39,338)	(110,982)	(157,554)	(361,709)
Interest expense	(3,142)	(3,252)	(9,393)	(9,490)
Interest and other income, net	11,618	5,406	32,342	14,509
Loss before income taxes	(30,862)	(108,828)	(134,605)	(356,690)
Income tax expense	(730)	(202)	(2,050)	(80)
Net loss	$(31,592)	$(109,030)	$(136,655)	$(356,770)
Unrealized gain on available-for-sale securities, net of tax	593	3,807	2,320	10,966
Comprehensive loss	$(30,999)	$(105,223)	$(134,335)	$(345,804)

Net loss per share:
Basic and diluted	$(0.26)	$(0.95)	$(1.12)	$(3.14)
Weighted-average number of shares used in computing basic and diluted net loss per share:
Basic and diluted	123,775	115,171	122,486	113,559